UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report:
December 18, 2007

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-17995 (Commission File Number)	75-2216818 (IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     Zix Corporation (Nasdaq: ZIXI) (referred to herein, as the “Company”) today announced the Company has paid in full the $1.6 Million principal amount (and accrued interest) owing under a promissory note issued to sanofi-aventis U.S. Inc. With this payment, the Company has no short-term or long-term indebtedness for borrowed money. The promissory note had been originally issued in January 2004 to a predecessor-in-interest to sanofi-aventis U.S. Inc. and had been restructured in February 2007.
     The Company also announced that as of December 17 it had received in Q4 2007, cash proceeds of approximately $4,145,000 from the exercise of Company-issued warrants and Company-issued stock options. These cash proceeds include the $738,000 the Company previously received and disclosed in its quarterly report on Form 10-Q for the quarter ending September 30, 2007. The Company currently has approximately 62,621,041 outstanding shares following these warrant and option exercises.
     The Company expects to have on hand as of December 31, 2007, unrestricted cash and cash equivalents in the range of approximately $11.5 Million to $11.8 Million, after giving effect to these warrant and option exercises, the payment of $1,615,780 of principal and accrued interest on the sanofi-aventis promissory note, and payments of approximately $725,000, most of which were for capital expenditures to take advantage of volume pricing discounts, that were not previously scheduled to be made in calendar year 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)
Date: December 18, 2007	By:	/s/ Barry W. Wilson
Barry W. Wilson
Chief Financial Officer and Treasurer